                                                                 Exhibit 10(jj)


                                 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (together with the three Exhibits hereto, the "Agreement") is entered into as of the 17th day of October, 1997, by and between BASE TEN SYSTEMS, INC., a New Jersey corporation (the "Company") and Thomas E. Gardner, an individual ("Gardner").

WHEREAS, the Company believes that given Gardner's experience and knowledge of the pharmaceutical industry and his business and management skills, it would be to the benefit of the Company for Gardner to serve the Company as Co-Chairman, President, and Chief Executive Officer; and

WHEREAS, Gardner is willing to serve the Company in such capacities and enter into the obligations hereunder set forth,

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. RETENTION OF GARDNER. Effective as of November 1, 1997 the Company for the duration of the Employment Term hereby retains Gardner and Gardner agrees to serve the Company as its President and Chief Executive Officer and, as of the completion of the Special Shareholders meeting intended to be held on or about November 15, 1997 or any adjournments or postponements thereto, the Company hereby retains Gardner and Gardner agrees to serve the Company as Co-Chairman of the Board of Directors, upon and subject to the terms and conditions hereinafter set forth.

     2. EMPLOYMENT TERM. The term of Gardner's employment pursuant to this Agreement shall be from November 1, 1997 to and including October 31, 1998 unless sooner terminated as provided in this Agreement (the "Initial Employment Term"). Thereafter, the term shall continue from year to year for additional one year terms (the "Additional Terms"; the Initial Employment Term and any Additional Terms are hereinafter referred to as the "Employment Term") unless sooner terminated as provided herein.

     3. DUTIES. During the Employment Term, Gardner shall faithfully perform the duties of President and Chief Executive Officer and, when appointed, as Co-Chairman, to the best of his ability and shall devote substantially all of his working time and efforts to the affairs of the Company; PROVIDED, HOWEVER, that he may also (a) serve on such boards of a reasonable number of other business entities, trade associations and/or charitable organizations as the Board of Directors of the Company ("Board") may reasonably approve, (b) engage in charitable activities and community affairs and (c) manage his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities under this Agreement. Gardner shall report solely to the Board of Directors of the Company; shall have the authority and responsibilities customarily associated with the positions of Co-Chairman, President and Chief Executive Officer of a publicly held corporation; shall perform such duties relating to the management and operations of the Company, consistent with the foregoing, as may from time to time be assigned to him by the Board; and shall not be assigned duties or responsibilities, following written, detailed notice by Gardner to the Board, that are materially inconsistent with the foregoing duties and responsibilities.

     4. COMPENSATION. As compensation for the services to be rendered by Gardner, the Company shall pay to Gardner:


          (a) During the Employment Term, a salary at a rate of no less than $300,000 annually, payable in accordance with the customary payroll practices applicable to senior executives of the Company. Gardner's salary shall be reviewed no less frequently than annually for increase by the Board, in its discretion, and shall not be decreased at any time, or for any purpose (including for the purpose of determining severance benefits under Section 5), during the Employment Term.

          (b) On the date hereof, as an inducement to Gardner's agreement and willingness to accept this position, the Company shall award to Gardner a ten-year non-qualified stock option (the "Service-Based Stock Option"), pursuant to the Company's Amended Discretionary Deferred Compensation Plan, to purchase 250,000 shares of the Company's Class A Common Stock at a price per share equal to the closing price of the Company's Class A Common Stock as reported by the NASDAQ National Market System on the date of this Agreement. The Service-Based Stock Option shall be in substantially the form attached as EXHIBIT A and shall vest and become exercisable with respect to 70,000 shares on November 1, 1997 and an additional 60,000 shares on each of the first three anniversaries of that date. The Service-Based Stock Option shall remain exercisable after any termination of Gardner's employment with the Company only to the extent provided in Section 5 and in the Service-Based Option.

          (c) On the date hereof, as a further inducement to Gardner's agreement and willingness to accept this position, the Company shall award to Gardner a ten-year non-qualified stock option (the "Performance-Based Stock Option") pursuant to the Company's Amended Discretionary Deferred Compensation Plan, to purchase a maximum of 200,000 shares of the Company's Class A Common Stock at a price per share equal to the closing price of the Company's Class A Common Stock as reported by the NASDAQ National Market System on the date of this Agreement.

          The Performance-Based Stock Option shall be substantially in the form attached hereto as EXHIBIT B and shall vest and become exercisable with respect to one share for each one hundred dollars ($100.00) of consolidated earnings (excluding extraordinary items) before interest, taxes, depreciation and amortization (EBITDA) reported on the Company's audited financial statements for any of the Company's first three fiscal years ending after November 1, 1997, at the time such audited financial statements first become available, provided Gardner is employed hereunder as of the end of such year. The Performance-Based Stock Option shall remain exercisable with respect to any shares for which it has vested and become exercisable until the earlier of (i) the date it is exercised for such shares and (ii) the tenth anniversary of the date of grant.

          (d) Beginning no later than November 1, 2000, Gardner shall be eligible for additional grants of stock options, in the sole discretion of the Board, under the Company's Amended Discretionary Deferred Compensation Plan or any successor plan.


          (e) The Company shall use its best reasonable efforts to assure that all shares received by Gardner on any exercise of any stock option awarded to him by the Company shall be, and shall remain, (i) fully registered (at the Company's expense) under the Securities Act of 1933, as amended (the "1933 Act"), both for issuance and for resale, (ii) fully registered or qualified (at the Company's expense) under such state securities laws as Gardner may reasonably request, both for issuance and for resale, and (iii) either qualified for trading on NASDAQ or listed on a national securities exchange UNLESS, in each case, Gardner consents to alternative arrangements that adequately protect the salability of such shares, which consent shall not be unreasonably withheld.

          (f) In the event there is any change in the Class A Common Stock subject to the above options, through merger consolidation, reorganization, recapitalization, stock dividend, stock split or combination, an appropriate adjustment shall be made to such stock options so as to avoid dilution or enlargement of Gardner's rights and the value represented by the options.

          (g) During the Employment Term Gardner shall have the right, by furnishing written notice to the Company at least six months prior to any exercise of any stock option, to elect to defer any gains realized upon such exercise. Any such deferral, including the manner of exercise of the stock option in connection with such deferral, shall be made in such manner as may reasonably be required by the Company, including such requirements as may apply in order to defer such gains for Federal income tax purposes or as the independent public accountants for the Company advises are necessary in order that the stock option gains not be a charge against the earnings of the Company. At the time Gardner elects to defer such gains, such gains shall be deferred into any non-qualified deferral plan of the Company that accepts such deferrals on terms that satisfy the requirements of the preceding sentence. If such a plan is not available, Gardner may during the Employment Term make an irrevocable election to defer such gains into Share Units (with a "Share Unit" representing a share of Class A Common Stock of the Company including any dividends that may be declared thereon during the period of the deferral). Amounts deferred under this Section 4(g) shall be paid out as required under the terms of Gardner's election to defer.

          (h) On the date hereof, the Company shall enter into a "change-in-control" agreement with Gardner, substantially in the form attached as EXHIBIT C. The Company's obligation to provide benefits and compensation under Sections 5(d)(iii), 5(e)(iv) and 5(e)(v) of this Agreement shall be offset by corresponding benefits and compensation (if any) provided under such change-in-control agreement.

          (i) During the Employment Term, the Company shall pay to Gardner an annual bonus with respect to each fiscal year of the Company equal to one half percent (0.5%) of the first $10 million of the Company's consolidated gross revenues earned during that portion of the fiscal year during which Gardner is employed by the Company hereunder, as set forth in the

Company's audited financial statements for the fiscal year (if relating to a full fiscal year, and otherwise as determined by the regular independent accountants of the Company), and one percent of all such revenues, earned during that portion of the fiscal year during which Gardner is employed by the Company hereunder, in excess of $10 million. Any such annual bonus shall be paid to Gardner on the date which is 120 days after the end of the fiscal year or the date which is thirty (30) days after such audited financial statements (or, if applicable, such independent accountants' determination) first become available for the fiscal year in question, whichever is later, but in no event later than 210 days after the end of such fiscal year.

          (j) During the Employment Term, the Company shall provide Gardner with disability insurance in accordance with the Company's existing plan from time to time applicable to senior executives of the Company, on the same cost basis as for such other senior executives. Any such plan shall be supplemented by the Company, as necessary, so that if Gardner suffers a "permanent disability" (as defined in Section 5(f)) during the Employment Term, he shall receive, for one year after his employment with the Company terminates, monthly disability payments equaling no less than his then current monthly salary.

          (k) During the Employment Term, Gardner shall be entitled to three weeks paid vacation each calendar year in accordance with the Company's standard vacation policy. Gardner shall also be entitled to all regular Company holidays and personal days.

          (l) During the Employment Term, Gardner shall be entitled to participate in any medical, dental, hospitalization, disability, life insurance, vision, prescription, accidental death and dismemberment, travel accident, and other employee welfare benefit plan, program or arrangement that is made available generally to senior executives of the Company on terms and conditions that are commensurate with such other senior executives. During the Employment Term, no such benefit, coverage, term or condition shall be changed in a manner that is materially adverse to Gardner without his consent unless such change is part of an across-the-board change applying generally to senior executives of the Company. During the Employment Term, the Company shall maintain in effect for Gardner, at its cost, a life insurance policy, or policies, providing aggregate death benefits equaling no less than $1,000,000 provided Gardner submits to and satisfactorily passes any insurance related medical examination and other applicable medical or health requirements.

          (m) During the Employment Term, Gardner shall be entitled to such other benefits as are made available generally to senior executives of the Company, including (without limitation) any pension, profit sharing, savings, employee stock purchase, 401(k) or retirement plan, program or arrangement, whether funded or unfunded and whether qualified or unqualified.

          (n) During the Employment Term, Gardner shall be entitled to participate in all fringe benefits and perquisites that are available generally to senior executives of the Company, at an appropriate level commensurate with such other senior executives.

          (o) During the Employment Term, Gardner is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to reasonable documentation in accordance with the Company's policies.

          (p) Upon the signing of this Agreement the Company will reimburse Gardner all of his legal expenses he reasonably incurred in connection with entering into this Agreement.

          (q) In consideration of the need for Gardner to relocate to the area of the Company's principal office, the Company agrees to reimburse Gardner for his reasonable relocation expenses up to a maximum relocation reimbursement of $10,000 upon presentation of appropriate expense vouchers. In addition the Company agrees to provide a temporary living allowance to Gardner for the reimbursement of temporary living expenses incurred by Gardner at the Company's location up to a maximum of $1500 per month for not more than three months, or a maximum sum not to exceed $4500, upon presentation of appropriate expense vouchers.

     5.   TERMINATION OF EMPLOYMENT

          (a)  The Employment Term

               (1) shall terminate in the event of Gardner's death or "permanent disability" (as hereinafter defined);

               (2) may be terminated by the Company for "cause" (as hereinafter defined) or "without cause" (as hereinafter defined); or

               (3) may be terminated by Gardner for "good reason" (as hereinafter defined) or "voluntarily" (as hereinafter defined).

          On any termination by the Company "without cause" or any termination by Gardener for "good reason" or "voluntarily", such party will give the other at least three (3) months prior notice of such termination.

          (b) Gardner's obligation to perform and observe the obligations, terms and conditions of Sections 7 and 8 of this Agreement shall survive any termination of the Employment Term.

          (c) Upon any termination of the Employment Term, Gardner shall be entitled to (i) salary through the date of termination; (ii) any annual bonus or other incentive compensation award earned but not yet paid; (iii) the continued right to exercise the Performance-Based Stock Option, to the extent that such option is, or becomes, vested and exercisable under the terms of this Agreement, until the tenth anniversary of its date of grant; (iv) the continued right to exercise any other outstanding stock option (including, without limitation, the Service-Based Stock Option), to the extent that such option had vested and was exercisable on the date of termination, until the end of the 90th day following such date; (v) any amounts earned or accrued, but not yet paid, under Sections 4(l) through 4(q); (vi) a lump sum payment in respect of accrued but unused vacation days at his salary rate on the date of termination; (vii) prompt payout when due of all amounts due and payable under the terms of this Agreement as a result of his termination; and (viii) other or additional benefits, if any, in accordance with the terms and conditions of applicable plans, programs and arrangements of the Company.

          (d) Upon termination of the Employment Term by reason of the death or "permanent disability" of Gardner, Gardner shall be entitled to (i) all rights and benefits provided under Section 5(c); (ii) the right to exercise any outstanding stock option (including, without limitation, the Service-Based Stock Option), to the extent that such option had vested and is exercisable on the date of his termination, at any time through the second anniversary of such date; and (iii) continued coverage and benefits as provided under any welfare benefit plan or arrangement of the Company in which Gardner was participating on the date of termination for two years after such date, with no reduction in coverage or benefits and no increase in cost to Gardner other than any such reduction or increase commensurate with any similar reduction or increase for other senior executives of the Company.

          (e) Upon termination of the Employment Term at any time during the Employment Term by the Company "without cause" or by Gardner for "good reason," Gardner shall be entitled to (i) all rights and benefits provided under
Section 5(c); (ii) the right to exercise the Performance-Based Stock Option, to the extent that such option had vested and is exercisable on the date of termination (or becomes vested and exercisable within one (1) year following that date), at any time between the time it becomes exercisable and the tenth anniversary of its date of grant; (iii) the right to exercise any other outstanding stock option (including, without limitation, the Service-Based Stock Option), to the extent that such option had vested and is exercisable on the date of termination (or, as to the Service Based Option, becomes vested and exercisable within one (1) year following that date), at any time prior to the second anniversary of the date of termination; (iv) continued coverage and benefits as provided under any medical, health or dental plan or arrangement of the Company in which Gardner was participating on the date of termination for two years after such date, with no reduction in coverage or benefits and no increase in cost to Gardner, other than any such reduction or increase commensurate with a similar reduction or increase for other senior executives of the Company, provided that the Company's obligation to provide such coverage and benefits shall be reduced to the extent that Gardner receives coverage and benefits under the plans of a subsequent employer, determined on a coverage-by-coverage and benefit-by-benefit basis; and (v) payment in a lump sum within 60 days of such termination or in installments over time if so specified by Gardner, of an amount equal to the sum of (a) one year's salary (at the then current rate of salary) plus (b) the greater of (i) the annual bonus payable to him under Section 4(i) for the most recently completed fiscal year of the Company and (ii) the annual bonus that would be due to him in connection with the then current fiscal year of the Company based solely on the consolidated gross revenue of the Company through the date of termination. This Section 5(e) shall be the maximum liability and obligation of the Company (including the officers and directors of the Company) in the event of any such termination of Gardner "without cause" or by Gardner for "good reason" at any time.

          (f) As used herein, "permanent disability" shall mean a disability which renders Gardner mentally or physically unable to perform his usual and regular duties and responsibilities for a continuous period of 120 days or for a non-continuous period of 180 days in any 365 day period, as determined by a medical doctor selected by the Company and reasonably acceptable to Gardner.

          (g) As used herein, "cause" shall mean (i) the continuing willful failure by Gardner to devote substantially all his business time and effort to performing his duties hereunder as provided in Section 3 (other than any such failure resulting from Gardner's death or incapacity due to physical or mental illness) and the continuance of such failure for a period of thirty (30) days after a written demand for substantial performance is delivered to Gardner by the Board which specifically identifies the manner in which the Board believes that Gardner has not substantially performed such duties; (ii) the engaging by Gardner in willful gross misconduct or willful gross neglect in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company; (iii) Gardner engages in any activity that constitutes a felony involving moral turpitude; or (iv) Gardner engages in any activity that constitutes embezzlement, theft, fraud or similar criminal conduct. No termination of Gardner's employment for "cause" shall be effective unless the provisions set forth in the following three sentences shall have been complied with. The Board shall give Gardner written notice of its intention to terminate him for "cause," such notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for "cause" is based and (y) to be given no later than 90 days after the Board is first advised of such circumstances. Gardner shall then be entitled to a hearing before the Board to be held within 20 days of his receiving such notice. If, within, seven days following such hearing, the Board gives written notice to Gardner confirming that, in the reasonable, good faith judgment of at least three-quarters of the members of the Board, "cause" for terminating him on the basis set forth in the original notice exists, his employment with the Company shall thereupon be terminated for "cause," subject to DE NOVO review in accordance with Section 14.

          (h) As used herein, "good reason" shall mean the occurrence, without Gardner's prior written consent, of one or more of the following events UNLESS cured on 60 days written notice from Gardner requesting cure: (i) any reduction in Gardner's then current salary; (ii) any material reduction in any benefit or perquisite available to Gardner under Sections 4(j) through 4(n) unless a substantially equivalent benefit or perquisite is substituted or unless a substantially equivalent reduction is applied generally to other senior executives of the Company; (iii) any material diminution in Gardner's duties or responsibilities, or the assignment to him of duties or responsibilities that are materially inconsistent with his duties and responsibilities as set forth in
Section 3, or the failure to grant, or the loss of, any of his titles or positions as set forth in Section 1 (including any failure to employ him as Co-Chairman of the Board by December 31, 1997); (iv) any failure by the Company to make any salary, bonus or other compensation payment or award promptly when due under the terms of this Agreement, or to honor any stock option award, or other long-term compensation or incentive award, in accordance with its terms;
(v) any relocation of the Company's principal office, or of Gardner's own office as assigned to him by the Company, to a location more than 35 miles from the Company's current chief executive offices in Trenton, New Jersey; or (vi) any failure by the Company to obtain the assumption in writing of its obligation to perform all aspects of this Agreement by any successor or assign within 15 days after a merger, consolidation, sale of assets or similar transaction.

          (i) As used herein, "without cause" is any termination by the Company that is not with "cause."

          (j) As used herein, "voluntary" termination by Gardner shall mean any termination by him that is not by death, by "disability" or for "good reason".
A "voluntary" termination by Gardner shall not be deemed a breach of this Agreement or of the change-in-control agreement attached as Exhibit C.

          (k) Notwithstanding anything to the contrary elsewhere in this Agreement, in no event may any stock option be exercised after the expiration of its maximum stated term.

          (l) In the event of any termination of his employment with the Company, Gardner shall be under no obligation to seek other employment and there shall be no offset against amounts due him under this Agreement on account of any remuneration or other benefit attributable to any subsequent employment that he may obtain except as specifically provided in Section 4(e)(iv) with respect to medical, health and dental benefits.

          (m) Gardner and the Company agree that amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

          (n) At no time during the Employment Term or thereafter shall either party make any public statement that intentionally disparages or defames the goodwill or reputation of the other party; PROVIDED THAT it shall not be a violation of this Section 5(n) for either party to make truthful statements when required to do so by law or by a court, governmental agency, administrative body, or legislative body with apparent jurisdiction to require such statements.

     6. WITHHOLDING. The Company shall withhold all amounts required by law to be withheld from any payments made pursuant to this Agreement, including any and all amounts required to be withheld by any applicable Federal, state, or foreign country's income tax act, and any applicable city, county, or municipality's earnings or income tax act.

     7. CONFIDENTIAL INFORMATION AND DUTY OF NONDISCLOSURE. Gardner acknowledges and agrees that his employment with the Company pursuant to this Agreement necessarily involves his access to secrets and confidential information pertaining to the business of the Company and its subsidiaries. Accordingly, Gardner agrees that at all times during his Employment Term and thereafter, he will not, directly or indirectly, without the express written authority of the Company, except as reasonably appropriate in connection with the performance of his services under this Agreement or unless directed by applicable legal authority having jurisdiction over Gardner, knowingly disclose or use for the benefit of any person, firm, corporation, or other business entity or himself, any trade secrets, confidential information concerning the Company or any subsidiary of the Company, including, without limitation, any information concerning the past, present, or prospective clients, creditors, customers, operations, systems, software or methods (collectively, the "Confidential Information"). Notwithstanding the foregoing, the term Confidential Information shall not include any information which is or becomes in the public domain without breach by Gardner of this Section 7.

     Further, Gardner agrees that he will return to the Company upon termination of the Employment Term all Confidential Information then in Gardner's possession, except such as relates to him personally.

     8.   COVENANT NOT TO COMPETE

          (a) During the Employment Term and for one year thereafter, if the Employment Term is terminated by the Company for "cause" or by Gardner "voluntarily", Gardner shall not, directly or indirectly, acting as employee, investor, officer, partner, principal or otherwise, of any corporation or other entity, engage, within the United States of America, in any activity involving products or services which compete materially with products and services of the Company or any of its subsidiaries, as such products and services exist as of the date hereof and during the Employment Term.

          (b) The parties hereto agree that in the event that either the length of time or the geographical areas set forth in Section 8(a) above is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

          (c) Gardner agrees and acknowledges that the Company and any of its subsidiaries do not have adequate remedy at law for the breach or threatened breach by Gardner of the covenants under this Section 8 and agrees that the Company or any subsidiary of the Company shall be entitled to apply for injunctive relief to restrain Gardner from such breach or threatened breach in addition to any other remedies which might be available to the Company or any subsidiary of the Company at law or equity.

          For purposes of this Agreement, the term "subsidiary" includes any limited liability company (including uPACS LLC) or other business directly affiliated with the Company.

     9.   INDEMNIFICATION

          (a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any "proceeding" by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, office, member, employee, agent, manager, consultant or representative of another "person", or (ii) if any "claim" is made, or is threatened to be made, that arises out of or relates to Gardner's service in any of the foregoing capacities, then Gardner shall be indemnified by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation, bylaws, Board resolutions or, if greater, by the laws of the State of New Jersey against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Gardner in connection therewith, and such indemnification shall continue as to Gardner even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other "person", and shall inure to the benefit of Gardner's successors and assigns. The Company shall advance to Gardner all costs and expenses incurred by him in connection with any such proceeding or claim within 30 days of receiving written notice requesting such an advance, provided that such notice includes, to the extent and in form and substance required by applicable law, an undertaking by Gardner to repay the amount of such advance if he is ultimately determined not to be entitled to indemnification against such costs or expenses.

          (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for payment or advancement under Section 9(a) that Gardner has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Gardner has not met any applicable standard of conduct, shall create a presumption that Gardner has not met an applicable standard of conduct.

          (c) The Company shall at all times during the Employment Term and for six years thereafter keep in place a directors' and officers' liability insurance policy (or policies) covering Gardner to the extent that the Company provides such coverage for other senior executives.

          (d) As used in this Agreement "person" shall mean any individual, corporation, partnership, joint venture, trust, estate, board, committee, agency, body, or other person or entity; "proceeding" shall mean any threatened or actual action, suit, or other proceeding, whether civil, criminal, administrative, investigative, appellate, or other; and "claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

     10.  REPRESENTATIONS

          (a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other "person" whose action is required) to enter into this

Agreement and to perform its obligations under it; (ii) the grant of the Service-Based Stock Option and Performance-Based Stock Option has been approved in accordance with Rules 16b-3(d)(i) and 16b-3(e) promulgated under the Securities Exchange Act of 1934, as amended; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iv) upon the execution and delivery of this Agreement by Gardner and the Company, this Agreement shall be a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (b) Gardner represents and warrants that (i) delivery and performance of this Agreement by him does not violate any law, regulation, order, judgment or decree or any agreement to which he is a party or by which he is bound, and
(ii) upon the execution and delivery of this Agreement by Gardner and the Company, this Agreement shall be a valid and binding obligation of Gardner, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     11. NO EMPLOYMENT GUARANTEE. This Agreement shall not be deemed to entitle Gardner to continued employment with the Company, and the rights of the Company to terminate the employment of Gardner shall continue as fully as if this Agreement were not in effect, subject to the provisions in Section 5 above.

     12. NOTICES. Any notice, consent, demand, request, or other communication given by Gardner or the Company in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the party specified or (b) three days after mailing by certified or registered mail, return receipt requested, or (c) provided that a written acknowledgment of receipt is obtained, upon delivery by a nationally recognized overnight courier, to the address set forth below for the party specified (or to such other address for such party as shall be specified by ten days advance notice given pursuant to this Section 12).

     If to the Company:       Base Ten Systems, Inc.
                              One Electronics Drive
                              Trenton, NJ 08619
                              Attention:  Board of Directors

     If to Gardner:           Thomas E. Gardner
                              43 Constitution Hill West
                              Princeton, NJ 08540

     13. ASSIGNMENT/BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Gardner, the Company, and their respective successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the

Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes all the liabilities, obligations and duties of the Company, as contained in this Agreement. In connection with any transfer or assignment of its rights, duties, or obligations under this Agreement, the Company shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights, obligations or duties of Gardner under this Agreement may be assigned or transferred, other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise expressly provided.

     14. DISPUTE RESOLUTION. Except as otherwise provided in Section 8(c), any dispute or controversy between Gardner and the Company that arises out of or relates to this Agreement (or any amendment thereof) shall, at the election of either party, be resolved by confidential arbitration, to be held in Princeton, New Jersey, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

     15. INTEGRATION. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, contracts, understandings and other arrangements, written or oral, between the parties with respect to the subject matter hereof, all of which are hereby terminated and shall be of no further force or effect, including without limitation, any employment contracts, agreements, or understandings in effect as of the date hereof.

     16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Gardner and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. No representations, oral or otherwise, express or implied, with respect the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of Gardner and the Company hereunder shall survive any termination of the Executive's employment or the Employment Term. This Agreement itself (as distinguished from Gardner's employment with the Company or the Employment Term) may not be terminated by either party without the written consent of the other party. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to conflict of law principles. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

                                   BASE TEN SYSTEMS, INC.



                                   By: /s/ Myles M. Kranzler
                                      --------------------------------
                                   Name:  Myles M. Kranzler
                                   Title: Chairman & Chief Executive Officer



                                   /s/ THOMAS E. GARDNER
                                   -----------------------------------
                                   THOMAS E. GARDNER